Exhibit 10.2 JELD-WEN, Inc. 2645 Silver Crescent Drive, Charlotte, NC 28273 USA www.jeld-wen.com August 3, 2022 CONFIDENTIAL Kevin Lilly 2645 Silver Crescent Drive Charlotte, NC 28273 Re: Interim CEO Amendment to Executive Employment Agreement Dear Kevin, On behalf of JELD-WEN Holding, Inc. (“JELD-WEN” or “Company”) I am pleased to offer you the role of Interim Chief Executive Officer (CEO), to serve in such role during an undetermined transitional period while the Board of Directors selects and places a new Chief Executive Officer within the Company. During this transitional period, you will report directly to me, David Nord, Chair of the Board of Directors and have the duties normally associated with this position and such other duties as may be assigned from time to time. This letter (the “Amendment”) amends your existing Executive Employment Agreement and except as expressly amended by this Amendment, your terms of employment will continue to be governed by your Executive Employment Agreement. Any defined terms in this Amendment are as defined in your Executive Employment Agreement. Term The terms of this Amendment are to commence on or around August 3, 2022 and shall remain in effect until terminated by the Board of Directors in its sole discretion (the “Interim Period”). You hereby agree and acknowledge that none of (i) the modification of your duties, roles, responsibilities and reporting relationships, to include the role of Interim Chief Executive Officer, (ii) any changes to your compensation (including incentive compensation) and benefits provided under this Amendment, (iii) the modification of your duties, roles, responsibilities and reporting relationships to no longer include those associated with the role of Interim Chief Executive Officer at the conclusion of the Interim Period, and (iv) any changes to your compensation (including incentive compensation) and benefits provided under this Amendment to no longer include those associated with the role of Interim Chief Executive Officer at the conclusion of the Interim Period will provide a basis for any claim of Good Reason under the Executive Employment Agreement (including this Amendment).

2 Stipend During the Interim Period, you will receive a stipend of $475,000 per annum (“Stipend”), which shall be paid $18,269 bi-weekly in accordance with the normal payroll practices of the Company in the United States as in effect from time to time. The Stipend will discontinue on the last full payroll at the time of the termination of this Amendment. Annual Bonus During the Interim Period, your target annual bonus under the MIP in respect of each Fiscal Year shall be 110% of your Base Salary, prorated for the months in which you are in the interim role. The prorated annual target % will be calculated by the number of months in the year while in the interim role multiplied by 110% and the remaining months while not in the interim role will be multiplied by 60%. For example, if you remain in the interim role for the remainder of Fiscal Year 2022, your pro-rated target bonus percent in 2022 will be 81% (calculated at 7 months at 60% and 5 months at 110%). For Fiscal Year 2022, you will receive a minimum guaranteed Annual Bonus of $250,000, payable in March 2023 and in accordance with the Company’s normal annual bonus practices and MIP. Annual Long-Term Incentive Awards During the Interim Period, your annual target long-term incentive award shall be 140% of your Base Salary, and your maximum annual long-term incentive award will be 210% of your Base Salary. Any grant values under the plan or adjustments of your annual target long-term incentive award are at the discretion of and approved by the Compensation Committee of the Board of Directors as outlined in the Executive Employment Agreement. Thank you for your consideration and support in fulfilling the interim role of Interim CEO. The Board of Directors and the Senior Leadership Team are at your disposal and support. Best regards, David Nord Chair, JELD-WEN’s Board of Directors Accepted and Agreed, __/s/ Kevin C. Lilly____________ Kevin C. Lilly